As filed with the Securities and Exchange Commission on June 2, 2008, Registration No._______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            FIRST SOUTH BANCORP, INC.
             (exact name of registrant as specified in its charter)

        VIRGINIA                                         56-1999749
        --------                                         ----------
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

                              1311 CAROLINA AVENUE
                        WASHINGTON, NORTH CAROLINA 27889
                                 (252) 946-4178
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                            FIRST SOUTH BANCORP, INC.
                           2008 EQUITY INCENTIVE PLAN
                            (Full Title of the Plan)

THOMAS A. VANN                                     JOEL RAPPOPORT, ESQ.
PRESIDENT AND CHIEF EXECUTIVE OFFICER              SUZANNE WALKER, ESQ.
FIRST SOUTH BANCORP, INC.                          KILPATRICK STOCKTON  LLP
1311 CAROLINA AVENUE                               607 14TH STREET, NW
WASHINGTON, NORTH CAROLINA  27889                  WASHINGTON, D.C. 20005-2018
(252) 946-4178                                     (202) 508-5856

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

        Large accelerated filer [ ]        Accelerated filer  |X|
        Non-accelerated filer [ ]          Smaller reporting company  [ ]
                 (Do not check if a smaller reporting company)

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
Title of Securities to       Amount to be          Proposed Maximum       Proposed Maximum           Amount of
     be Registered           Registered (1)        Offering Price Per     Aggregate Offering      Registration Fee
                                                         Share                   Price
-------------------------------------------------------------------------------------------------------------------
      Common Stock
    $0.01 par value          958,000 (2)           $18.79 (3)             $18,000,820              $708
-------------------------------------------------------------------------------------------------------------------

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the First South Bancorp, Inc. 2008 Equity Incentive Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock of First South Bancorp, Inc. (the "Common Stock") pursuant to 17 C.F.R. ss.230.416(a).
(2) Represents 958,000 shares which may be issued upon the vesting of stock awards or upon the exercise of options to purchase shares of the Common Stock under the Plan.
(3) Estimated solely for the purpose of calculating the registration fee. The closing price for the common stock as reported on May 28, 2008 in accordance with 17 CFR Section 230.457(c).

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND 17 C.F.R. SECTION 230.462

FIRST SOUTH BANCORP, INC.

PART I  INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the First South Bancorp, Inc. 2008 Equity Incentive Plan specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed or to be filed by First South Bancorp, Inc. (the "Registrant" or the "Holding Company") with the SEC are incorporated by reference in this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which includes the consolidated statements of financial condition of First South Bancorp, Inc. and subsidiary and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the years ended December 31, 2007 and 2006 as audited by Turlington and Company, LLP and the consolidated statements of operations, changes in stockholders' equity and cash flows of First South Bancorp, Inc. and subsidiary for the year ended December 31, 2005 as audited by Dixon Hughes PLLC whose report dated March 7, 2006 (except for the stock split described in Note 1 as to which the date is May 25, 2006) expressed an unqualified opinion on those financial statements. The 10-K was filed with the SEC on March 11, 2008 (File No. 000-22219).

         (b) The Registrant's Quarterly Report on Form 10-Q filed with the SEC on May 9, 2008 for the fiscal quarter ended March 31, 2008 (File No. 000-22219).

         (c) The Registrant's Current Reports on Form 8-K filed with the SEC on April 29, 2008, April 28, 2008 and April 21, 2008, respectively.

         (d) The description of the Registrant's common stock contained in Registrant's Form 8-A12G (File No. 000-22219), as filed with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and Rule 12b-15 promulgated thereunder, on March 11, 1997.

         (e) All the documents filed by the Registrant and the Plan, where applicable, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

         ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

         The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         GENERAL. Directors and officers of the Registrant may be entitled to indemnification provisions contained in the Virginia Stock Corporation Act (the "VSCA") and the Registrant's Articles of Incorporation. The general effect of these provisions is summarized below:

         VIRGINIA STOCK CORPORATION ACT. In accordance with Sections 13.1-696 through 13.1-704 of the VSCA, a director or officer of the Registrant generally shall be indemnified in the defense of a proceeding if they are successful. A corporation may indemnify a director, officer, employee or agent under the circumstances in the preceding sentence and in other circumstances if (i) he conducted himself in good faith; and (ii) he believed (x) that his conduct in his official capacity with the corporation was in its best interests and (y) in all other cases his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. A corporation may not indemnify a director, officer, employee or agent in connection with a proceeding by or in the right of the corporation in which the individual was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the individual. The above standard of conduct is determined by a majority vote of a quorum of the board of directors consisting of directors not at the time parties to the proceeding, or majority vote of a duly designated committee of the board of directors, special legal counsel, or the shareholders as prescribed in Section 13.1-701.

         Sections 13.1-698 and 13.1-702 of the VSCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 13.1-700.1.

         In addition, Section 13.1-704 of the VSCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals, except an indemnity against willful misconduct or a knowing violation of criminal law.

         ARTICLES OF INCORPORATION. Article XVI of the Registrant's Articles of Incorporation sets forth the circumstances under which directors, officers employees and agents may be indemnified or insured against liability which they may incur in their capacities as such.

                                   ARTICLE XVI
                                 INDEMNIFICATION

         A. The Registrant shall indemnify, to the fullest extent permissible under the Virginia Stock Corporation Act, any individual who is or was a director, officer, employee or agent of the Registrant, and any individual who serves or served at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in any proceeding in which the individual is made a party as a result of his service in such capacity.

         B. (1) Reasonable expenses incurred by any person identified in paragraph A of this Article XVI who is a party to a proceeding will be paid or reimbursed by the Registrant in advance of the final disposition of the proceeding upon receipt by the Registrant of: (i) a written statement by such person of his good faith belief that the standard of conduct necessary for indemnification by the Registrant as authorized in this Article XVI has been met; and (ii) a written undertaking by or on behalf of such person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

            (2) The undertaking required by subparagraph (ii) of paragraph (1) of this paragraph B shall be an unlimited general obligation of such person but need not be secured and may be accepted without reference to financial ability to make the repayment.

         C. NONEXCLUSIVE. The indemnification and advance payment of expenses provided by paragraphs A and B shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         D. CONTINUATION. The indemnification and advancement of expenses provided by this Article XVI shall be deemed to be a contract between the Registrant and the persons entitled to indemnification thereunder, and any repeal or modification of this Article XVI shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A and B shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his or her heirs, executors and administrators.

         E. INSURANCE. The Registrant shall purchase and maintain insurance on behalf of any person who holds or who has held any position as a director or officer of the Registrant against any liability incurred by him or her in any such position, or arising out of his status as such, whether or not the Registrant would have power to indemnify him or her against such liability under paragraphs A and B.

         F. INTENTION AND SAVINGS CLAUSE. It is the intention of this Article XVI to provide for indemnification to the fullest extent permitted by the Virginia Stock Corporation Act, and this Article XVI shall be interpreted accordingly. If this Article XVI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Registrant shall nevertheless indemnify each director, officer, employee, and agent of the Registrant as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Registrant, to the full extent permitted by any applicable portion of this Article XVI that shall not have been invalidated and to the full extent permitted by applicable law. If the Virginia Stock Corporation Act is amended, or other Virginia law is enacted, to permit further or additional indemnification of the persons defined in this Article XVI.A, then the indemnification of such persons shall be to the fullest extent permitted by the Virginia Stock Corporation Act, as so amended, or such other Virginia.

         Any repeal or modification of the foregoing paragraph by the stockholders of the Registrant shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF FIRST SOUTH BANK

         GENERAL. Directors and officers of First South Bank, the Registrant's main operating subsidiary (the "Bank"), may be entitled to indemnification provisions contained in the North Carolina Business Corporation Act (the "NCBCA") and the Bank's Articles of Incorporation. The general effect of these provisions is summarized below:

         ARTICLES OF INCORPORATION. The Articles of Incorporation of the Bank provides that, the Bank shall indemnify, to the fullest extent permissible under North Carolina Law, as from time to time amended, any individual who is or was a director, officer, employee or agent of the Bank, and any individual who serves or served at the Bank's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in any proceeding in which the individual is made a party as a result of his service in such capacity.

         In addition, Article VIII provides that to the fullest extent permitted by the NCBCA, no person who serves as a director shall be personally liable to the Bank or any of its stockholders or otherwise for monetary damages for breach of any duty as director, provided, however, that this limitation of liability shall not be effective with respect to: (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the Bank; (ii) any transaction from which the director derived an improper personal benefit; (iii) such acts or omissions under which the elimination of personal liability of directors for monetary damages would be in violation of the provisions of Chapter 53 of the General Statutes of North Carolina (or any amendment thereto); (iv) acts or omissions occurring prior to the date these Articles are filed with the North Carolina Secretary of State, or
(v) the extent otherwise required or liable by North Carolina law.

         NORTH CAROLINA BUSINESS CORPORATION ACT. Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith,
(ii) the director reasonably believed (x) that the director's conduct in the director's official capacity with the corporation was in its best interests and
(y) in all other cases the director's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the board of directors, or a committee or special legal counsel or the shareholders as prescribed in Section 55-8-55.

         Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

         In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

         The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnifications shall or may be made.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         None.

ITEM 8.  EXHIBITS

         The following exhibits are filed with or incorporated by reference into his registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

         List of Exhibits (filed herewith unless otherwise noted):

           5.0 Opinion of Kilpatrick Stockton LLP as to the legality of the common stock to be issued
           10.1    First South Bancorp 2008 Equity Incentive Plan (1)
           10.2    Form of Restricted Stock Award Agreement
           10.3    Form of Incentive Stock Award Agreement
           10.4    Form of Non-Statutory Stock Option Award Agreement
           23.1 Consent of Kilpatrick Stockton LLP (contained in the opinions included in Exhibit 5)
           23.2    Consent of Turlington and Company LLP
           23.3    Consent of Dixon Hughes PLLC
           24.0    Power of Attorney (contained on the signature pages).
           --------------------
           (1) Incorporated herein by reference to Appendix A in the definitive proxy statement filed with the SEC on March 11, 2008 (File No. 0-22219).

ITEM 9.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3)of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)-(g) Not applicable.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, First South Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, State of North Carolina on May 22, 2008.


                                       FIRST SOUTH BANCORP, INC.


                                       By: /s/ Thomas A. Vann
                                           -------------------------------------
                                           Thomas A. Vann
                                           President and Chief Executive Officer
                                           (principal executive officer)


         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints William L. Wall, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully, and to all intents and purposes, as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Name                             Title                                  Date
       ----                             -----                                  ----

/s/ Thomas A. Vann                President and Chief                       May 22, 2008
---------------------------       Executive Officer and
Thomas A. Vann                    Director
                                  (principal executive officer)



/s/ William L. Wall               Executive Vice President,                 May 22, 2008
---------------------------       Chief Financial Officer and
William L. Wall                   Secretary
                                  (principal financial and
                                  accounting officer)



/s/ Charles E. Parker, Jr.        Director                                  May 22, 2008
---------------------------
Charles E. Parker, Jr.

                                       7

/s/ Marshall T. Singleton         Director                                  May 22, 2008
-------------------------
Marshall T. Singleton



/s/ H.D. Reaves, Jr.              Director                                  May 22, 2008
---------------------------
H.D. Reaves, Jr.



/s/ Frederick N. Holscher         Director                                  May 22, 2008
-------------------------
Frederick N. Holscher



/s/ Frederick H. Howdy            Director                                  May 22, 2008
---------------------------
Frederick H. Howdy



/s/ Linley H. Gibbs               Director                                  May 22, 2008
---------------------------
Linley H. Gibbs


                                  EXHIBIT INDEX

-------------------------------------------------------------------------------------------------------------------
                                                                                             SEQUENTIALLY NUMBERED
                                                                                                 PAGE LOCATION
         EXHIBIT NO.                    DESCRIPTION               METHOD OF FILING
-------------------------------------------------------------------------------------------------------------------
              5                    Opinion of Kilpatrick           Filed herewith.
                                       Stockton LLP
-------------------------------------------------------------------------------------------------------------------
             10.1                First South Bancorp 2008          Incorporated herein
                                   Equity Incentive Plan           by reference.
-------------------------------------------------------------------------------------------------------------------
             10.2                Form of Restricted Stock          Filed herewith.
                                      Award Agreement
-------------------------------------------------------------------------------------------------------------------
             10.3                 Form of Incentive Stock          Filed herewith.
                                  Option Award Agreement
-------------------------------------------------------------------------------------------------------------------
             10.4                  Form of Non-Statutory           Filed herewith.
                                    Stock Option Award
                                         Agreement
-------------------------------------------------------------------------------------------------------------------
             23.1                  Consent of Kilpatrick           Contained in the Opinion,
                                       Stockton LLP                included as Exhibit 5.
-------------------------------------------------------------------------------------------------------------------
             23.2                Consent of Turlington and         Filed herewith.
                                        Company LLP
-------------------------------------------------------------------------------------------------------------------
             23.3                 Consent of Dixon Hughes          Filed herewith.
                                           PLLC
-------------------------------------------------------------------------------------------------------------------
             24                     Power of Attorney             Located on the
                                                                  signature page.
-------------------------------------------------------------------------------------------------------------------
